HAEIFC

Hanford Area Economic Investment Fund Committee

P.O. Box 6335
Kennewick, Washington 99336-0335
www.haeifc.com

August 26, 2008

IsoRay, Inc.
350 Hills St.
Suite 106
Richland, WA 99354
Attention: Jonathan Hunt

Ref: Loan Covenant Waiver

Mr. Hunt;

This letter is to advise you that at its regularly scheduled Board meeting on August 25, 2008, by unanimous vote the Hanford Area Economic Investment Fund Committee approved the waiver of the loan covenant Fixed Charge Coverage, until June 30, 2009.

Hanford Area Economic Investment Fund Committee also recognizes that the equipment as been removed from the PECOS facility and that the equipment has been reinstalled at the APEL facility and that APEL is replaced for PECOS as part of the Loan Covenants.

Hanford Area Economic Investment Fund Committee also recognizes that the lease assignment for the APEL facility has not been formalized at this time and waives the requirement until June 30, 2009, lease assignment to be accomplished prior to expiration of waiver.

All other terms, conditions and covenants of IsoRay, Inc. loan to remain in full force and affect.

If you have any questions please contact Stephen P. Sensney, Loan Consultant, at 1-509-832-0080.

Sincerely;

Stephen P. Sensney
Loan Consultant

ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT, OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.